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                                                                EXHIBIT 99.1

SAFE TECHNOLOGIES ANNOUNCES 'THE GLOBAL DELI.COM' OPENING
Palm Beach, FL. October 13, 1999, Safe Technologies International, Inc., (OTC-BB: SFAD) announced today the opening of its first online food mall - TheGlobalDeli.com.
Brad Tolley, Vice President of Investor Relations, said, "we are moving into the food industry 'online sales' business, as food is one of the fastest growing product item sales on the Internet. The Company's plan is three fold: Partnerships with global food suppliers; National and Regional Partnerships with Delivery Grocers; and potential acquisitions of existing niche food malls."
TheGlobalDeli.com is a Partnership site, opening with such suppliers as: Great Coffee, Liquor by Wire, Smoke Shop, and Omaha Steaks. Soon to be added are Hickory Farms; Giftpaks; and Fulton Street, food products. Available for ordering, at opening, are various cuts of meats, multiple seafood selections, imported wines, cigars, various coffees and imported teas. All fresh items are dropped-shipped, temperature controlled, within a few days of ordering. The Company intends to build a comprehensive line of specialty food items for the discriminating shopper.
Under construction is the Company's second food mall - the 'FoodandWineEmporium.com'. This mall is designed to contain regional gourmet grocers who routinely make home deliveries in their market areas to their high end customers. This site will offer the grocers' customers the convenience of having all or most of the regular grocer's products displayed online. The customer can select products, at any time of day/night, fill an online Shopping Cart, and send the order to the Grocer by email. Technology eliminates the time consuming task of the customer having to telephone and tediously verbally transmit, the weekly food list for home delivery. With the FoodandWineEmporium.com providing all the technology, E-Commerce/Shopping Cart, etc., maintenance of the site, for niche grocers, it becomes a very attractive and cost effective medium for the grocer. This food mall is expected to open in early December, 1999.
Mr. Tolley concluded with "the company feels that we are in an excellent position to attract wholesale food partners and upmarket grocers, with our full service technology package. An advantage that the Company has, is that we have 'multiple' malls, CybermallsCastle.com, the FamousShoppingStreets.com, etc., linked to each other. The traffic from one site, frequently, benefits the other. High Visitor traffic, unusual niche products, site attractions designed to encourage repeat visits from our target market profile, the Company's loyal shareholders' shopping excursions, the Company's expertise in Internet Marketing, are all important elements which should lead to substantially increased E-Commerce revenues, particularly, in view, of the magnitude of new products that are, currently, being offered for sale in our malls."

SOURCE:    Safe Technologies International, Inc.,(SFAD)
CONTACT:   Brad Tolley VP Investor Relations
TEL:       561-832-2700
EMAIL:     investor.relations@safetechnologies.com
HTTP://    www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended December 31, 1998 and Form 10-QSB for the quarter ended June 30, 1999.